Exhibit 3.1

AMENDMENT TO THE BYLAWS

OF

ALLIED ESPORTS ENTERTAINMENT, INC.

Effective as of December 19, 2019

The following amendment is made to the Bylaws (the “Bylaws”) of Allied Esports Entertainment, Inc. (the “Corporation”) pursuant to resolutions adopted by the Corporation’s Board of Directors (the “Board”) on December 19, 2019.

1. Section 3.1 of the Bylaws is hereby amended in its entirety to read as follows:

“3.1 Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors serving on the Board of Directors shall be fixed from time to time by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into Classes as more fully described in the Certificate of Incorporation.”

2.       Except as otherwise expressly modified by this Amendment, all terms, provisions, covenants and agreement contained in the Bylaws shall remain unmodified and in full force and effect.